UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2013

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Entry into Master Repurchase Agreement and Guaranty

On September 12, 2013, Altisource Residential, L.P. (the “Seller”), which is the operating partnership subsidiary of Altisource Residential Corporation (the “Company”), entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Deutsche Bank AG, Cayman Islands Branch (the “Buyer”). The purpose of the Repurchase Agreement is to finance the beneficial ownership of non-performing, re-performing and performing mortgage loans and real properties by the Seller. The obligations of the Seller are fully guaranteed by the Company pursuant to a guaranty (the “Guaranty”) made by the Company in favor of the Buyer. The Repurchase Agreement matures 30 months after the effective date. Following the first 18 months of the Repurchase Agreement, the Company will not be able to finance mortgage loans in excess of outstanding amounts under the facility at the end of the 18th month.

Under the terms of the Repurchase Agreement, subject to certain conditions the Seller may sell to the Buyer from time to time equity interests in a Delaware statutory trust that owns non-performing, re-performing or performing mortgage loans and real properties acquired on or after the settlement of mortgage loans (collectively, the “Underlying Mortgage Assets”). The maximum aggregate purchase price under the Repurchase Agreement is $125,000,000, subject to certain sublimits.

The purchase price paid by the Buyer is based on a percentage of the lesser of market value and book value of the applicable Underlying Mortgage Assets. Under the terms of the Repurchase Agreement, the Seller is required to pay to the Buyer interest at the rate of three-month LIBOR plus a spread and certain other customary fees, administrative costs and expenses in connection with the Buyer's structuring, management and ongoing administration of the Repurchase Agreement.

The Repurchase Agreement requires the Company to maintain various financial and other covenants, which include (i) maintaining a minimum adjusted tangible net worth; (ii) maintaining a maximum ratio of indebtedness (on and off balance sheet) to adjusted tangible net worth of 3:1; and (iii) maintaining cash (other than restricted cash) and cash equivalents in an amount not less than the greater of (a) $11,250,000 and (b) 5% of any outstanding indebtedness.

In addition, the Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, certain material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Repurchase Agreement and the liquidation by the Buyer of the Underlying Mortgage Assets then subject to the Repurchase Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Master Repurchase Agreement, dated September 12, 2013, among Deutsche Bank AG, Cayman Islands Branch, Altisource Residential, L.P., and Altisource Residential Corporation
10.2	Guaranty, dated September 12, 2013, by Altisource Residential Corporation in favor of Deutsche Bank AG, Cayman Islands Branch

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Residential Corporation
Date: September 18, 2013	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary